Exhibit 99.1

NEWS RELEASE—for immediate release

U.S. FDA Approves Alexza’s ADASUVE® (loxapine) Inhalation Powder for the Acute Treatment of Agitation Associated with

Schizophrenia or Bipolar I Disorder in Adults

Mountain View, California—December 21, 2012—Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that the U.S. Food and Drug Administration (FDA) approved ADASUVE® (loxapine) Inhalation Powder 10 mg for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. ADASUVE combines Alexza’s proprietary Staccato® delivery system with the antipsychotic drug, loxapine. The Staccato system is a hand-held inhaler that delivers a drug aerosol to the deep lung that results in rapid systemic delivery and absorption of a drug. See below for Important Safety Information about ADASUVE, including Boxed Warnings.

“The approval of ADASUVE is an important event in the treatment of agitation. ADASUVE is the first approved non-injectable therapy for the acute treatment of agitation in adults with schizophrenia and bipolar I disorder. As noted in the consensus guidelines for Best Practices in the Evaluation and Treatment of Agitation, we believe that the ability to deliver medications rapidly and non-invasively will be important for patients and the professionals who care for them,” said Thomas B. King, President and CEO of Alexza. “This is a landmark day for Alexza and we are proud of our accomplishments in developing this unique product. We project that ADASUVE will be available for commercial launch early in the third quarter of 2013.”

“The data we have seen from the ADASUVE Phase 3 clinical trials in patients with schizophrenia and bipolar I disorder are compelling,” said Michael Lesem, MD, Executive Medical Director, Claghorn-Lesem Research Clinic, Houston, TX and a principal investigator in the ADASUVE clinical trials. “I believe that ADASUVE represents an important new and much needed therapeutic option in treating agitation patients who will benefit from a non-coercive therapeutic intervention that works quickly to relieve their symptoms.”

The FDA approval is based on a clinical data package involving more than 1,600 patients and subjects. In two Phase 3 trials, ADASUVE was found to be effective in the acute treatment of agitation in adults with schizophrenia or bipolar I disorder. In these two studies, ADASUVE 10 mg met the primary efficacy endpoint, with statistically significant reductions in agitation as compared to placebo at the two-hour post-dose time point, as well as the principal secondary endpoint. Of note, ADASUVE exhibited rapid effects in agitated patients, with statistically significant reductions in agitation apparent starting at 10 minutes following administration of a dose versus placebo1,2.

As part of the ADASUVE development program, Alexza identified a risk of bronchospasm in certain asthma and chronic obstructive pulmonary disease (COPD) patients following dosing with ADASUVE. It is important to note that ADASUVE can cause bronchospasm that has the potential to lead to respiratory distress and respiratory arrest. ADASUVE will be available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ADASUVE REMS (described below).

ADASUVE Partial Prescribing Information (U.S.)

Please click here for Full Prescribing Information, including Boxed WARNINGS, or visit www.adasuve.com.

INDICATIONS AND USAGE

ADASUVE is a typical antipsychotic indicated for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. Efficacy was demonstrated in 2 trials in acute agitation: one in schizophrenia and one in bipolar I disorder.

Limitations of Use: ADASUVE must be administered only in an enrolled healthcare facility.

IMPORTANT SAFETY INFORMATION

WARNING: BRONCHOSPASM and INCREASED MORTALITY IN ELDERLY PATIENTS WITH DEMENTIA-RELATED PSYCHOSIS.

Bronchospasm:

•	ADASUVE can cause bronchospasm that has the potential to lead to respiratory distress and respiratory arrest

•	ADASUVE is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ADASUVE REMS

•

Administer ADASUVE only in an enrolled healthcare facility that has immediate access on-site to equipment and personnel trained to manage acute bronchospasm, including advanced airway management (intubation and mechanical ventilation)

Increased Mortality in Elderly Patients with Dementia-Related Psychosis:

•

Elderly patients with dementia-related psychosis treated with antipsychotic drugs are at an increased risk of death. ADASUVE is not approved for the treatment of patients with dementia-related psychosis

CONTRAINDICATIONS:

ADASUVE is contraindicated in patients with the following:

•	Current diagnosis or history of asthma, chronic obstructive pulmonary disease (COPD), or other lung disease associated with bronchospasm

•	Acute respiratory signs / symptoms (e.g., wheezing)

•	Current use of medications to treat airways disease, such as asthma or COPD

•	History of bronchospasm following ADASUVE treatment

•	Known hypersensitivity to loxapine and amoxapine

WARNINGS AND PRECAUTIONS:

•	Neuroleptic Malignant Syndrome: May develop in patients treated with antipsychotic drugs. Discontinue treatment

•	Hypotension and Syncope: Use with caution in patients with known cardiovascular or cerebrovascular disease

•	Seizure: Use with caution in patients with a history of seizures or with conditions that lower the seizure threshold

•	Potential for Cognitive and Motor Impairment: Use caution when driving or operating machinery

•	Cerebrovascular Adverse Reactions: Increased incidence of stroke and transient ischemic attack in elderly patients with dementia-related psychosis treated with antipsychotic drugs

ADVERSE REACTIONS:

The most common adverse reactions (incidence > 2% and greater than placebo) in clinical studies in patients with agitation treated with ADASUVE were dysgeusia, sedation, throat irritation

ADASUVE will be available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the ADASUVE REMS. ADASUVE should only be administered in a healthcare facility enrolled in the ADASUVE REMS program that has immediate access on-site to equipment and personnel trained to manage acute bronchospasm, including advanced airway management (intubation and mechanical ventilation). In addition to product labeling, Alexza developed the ADASUVE REMS with the purpose of mitigating the risk of bronchospasm. The ADASUVE REMS includes a Communication Plan and an “elements to assure safe use” of the product, including provisions designed to ensure that ADASUVE will only be dispensed in healthcare settings that are enrolled in the ADASUVE REMS program.

With the ADASUVE NDA approval, Alexza also has several post-approval requirements, including a large observational clinical trial designed to gather patient safety data based on the real-world use of ADASUVE, as well as a clinical program addressing the safety and efficacy of ADASUVE in agitated adolescent patients.

About Agitation Associated with Schizophrenia and Bipolar I Disorder

Agitation is a serious medical problem that can present in a number of psychiatric disorders, including schizophrenia and bipolar I disorder. Of the estimated 3.2 million patients treated for schizophrenia or bipolar I disorder in the U.S.3, about 90% suffer from agitation in their lifetime4, due to the natural course of underlying disease or non-compliance with chronic medication. Patients average 11 to 12 episodes of agitation each year5.

Agitation episodes may escalate unpredictably and, in some cases, necessitate chemical or physical restraint to relieve the individual’s distress and to protect care providers and others in close proximity. Rapid, effective and safe intervention is key to returning the agitated person to a less agitated state.

About Alexza Pharmaceuticals, Inc.

Alexza is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, is designed for rapid systemic drug delivery through deep lung inhalation. (Click here to see an animation of how the Staccato system works.)

ADASUVE® (Staccato loxapine) is Alexza’s lead therapeutic program. Grupo Ferrer Internacional, S.A is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza filed its ADASUVE Marketing Authorization Application with the European Medicines Agency (EMA) in October 2011. In December 2012, Alexza received a positive opinion from the EMA’s Committee for Medicinal Products for Human Use recommending the approval of ADASUVE in the European Union for the rapid control of mild-to-moderate agitation in adult patients with schizophrenia or bipolar disorder. Patients should receive regular treatment immediately after control of acute agitation symptoms. The European Commission is now expected to grant marketing authorization for ADASUVE in all 27 European Union Member States, plus Iceland, Lichtenstein and Norway. A decision is expected from the European Commission in the first quarter of 2013.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. For more information about ADASUVE, please visit www.adasuve.com. ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability for Alexza to effectively and profitably commercialize ADASUVE in the US, the impact and risks of the ADASUVE post-marketing studies and Risk Evaluation and Mitigation Strategy (REMs) on the commercialization of ADASUVE the adequacy of the Company’s capital to support the Company’s operations and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

References:

1.	Lesem MD, Tran-Johnson TK, Riesenberg RA, Feifel D, Allen MH, Fishman R, Spyker DA, Kehne JH and Cassella JV. Rapid acute treatment of agitation in individuals with schizophrenia: multicentre, randomised, placebo-controlled study of inhaled loxapine. Br J Psychiatry. 2011 Jan;198(1):51-8.

2.	Kwentus J, Riesenberg RA, Marandi M, Manning RA, Allen MH, Fishman RS, Spyker DA, Kehne JH and Cassella JV. Rapid acute treatment of agitation in patients with bipolar I disorder: a multicenter, randomized, placebo-controlled clinical trial with inhaled loxapine. Bipolar Disord. 2012 Feb;14(1):31-40.

3.	Alexza data on file (Calculation: from NIMH prevalence; Saha 2005; Merikangas K. Lifetime and 12-month Prevalence of Bipolar Spectrum Disorder in the National Comorbidity Survey Replication. Arch Gen Psychiatry. 2007. 64(5):543-552.)

4.	Alexza data on file (primary market research among caregivers of patients with schizophrenia (95% have agitation) and bipolar patients (87% have agitation))

5.	Alexza data on file (primary market research among caregivers of patients with schizophrenia (have an average of 12 agitation episodes per year) and bipolar patients (have an average of 11 agitation episodes per year))

CONTACTS:	Thomas B. King	BCC Partners
	President and CEO	Karen L. Bergman and Michelle Corral
	650.944.7634	650.575.1509 or 415.794.8662
	tking@alexza.com	kbergman@bccpartners.com or
mcorral@bccpartners.com